AMENDMENT NO. 1
TO
NINTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP

This Amendment No. 1 (this “Amendment”) to the Ninth Amended and Restated Limited Partnership Agreement of Black Creek Diversified Operating Partnership LP (the “Partnership”) is executed as of December 8, 2020 by Black Creek Diversified Property Fund Inc., a Maryland corporation, in its capacity as the sole general partner of the Partnership (the “General Partner”).

RECITALS

WHEREAS, the Partnership was formed on April 12, 2005 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on April 12, 2005;

WHEREAS, the Partnership is governed by, and the respective rights and obligations of the General Partner and the Limited Partners of the Partnership are set forth in, that certain Ninth Amended and Restated Limited Partnership Agreement, dated as of December 20, 2019 (the “Partnership Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement;

WHEREAS, the General Partner desire to amend certain provisions related to Series 2 Class S Units; and

WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner is entitled to effect this Amendment without the consent of the Special Limited Partner or Limited Partners.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby agrees as follows:

1.Amendment.  Section 5.2(b) is replaced with the following:

Except for distributions pursuant to Section 5.6 in connection with the dissolution and liquidation of the Partnership and subject to the provisions of Sections 5.2(c), 5.2(d), 5.2(e), 5.3 and 5.5, all distributions of cash shall be made to the Partners in accordance with their respective Percentage Interests on the Partnership Record Date, except that the amount distributed per Partnership Unit of any Class or Series may differ from the amount per Partnership Unit of another Class or Series on account of differences with respect to Distribution Fees. Any such differences shall correspond to differences in the amount of Distribution Fees and distributions per REIT Share for REIT Shares of different Classes, as described in the Multiple Class Plan, with the same adjustments being made to the amount of distributions per Partnership Unit for Partnership Units of a particular Class as are made to the distributions per REIT Share by the General Partner with respect to REIT Shares having the same Class designation; provided, however, that distributions with respect to Series

2 Class S Units shall be adjusted in the same manner but correspond to their specific Distribution Fee, which is equal to 0.35% per annum of the aggregate Net Asset Value Per Unit of the outstanding Series 2 Class S Units.

2.Ratification.  The Partnership Agreement and its terms and provisions, as modified by this Amendment, are hereby ratified and affirmed, and shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

GENERAL PARTNER:

BLACK CREEK DIVERSIFIED PROPERTY FUND INC., a Maryland corporation

By: /s/ LAINIE P. MINNICK

Name: Lainie P. Minnick
Title: Chief Financial Officer